EXHIBIT 99.1

I-FLOW CORPORATION
ANNOUNCES COMMON STOCK OFFERING

     LAKE FOREST, CALIFORNIA, April 13, 2004 - I-Flow Corporation announced today that it has agreed to sell 2,600,000 shares of its common stock in an underwritten public offering. Pursuant to the terms of the underwriting agreement, the shares will be offered to the public at a price per share of $15.50. The Company also granted the underwriters a 30-day option to purchase up to an additional 390,000 shares to cover over-allotments. All of the shares are being offered by the Company.

     SG Cowen Securities Corporation is acting as the lead manager for the proposed offering. Co-managers of the offering are First Albany Capital Inc., Lazard Frères & Co. LLC, Roth Capital Partners, LLC and Merriman Curhan Ford & Co. A copy of the prospectus supplement and the accompanying prospectus related to the offering can be obtained when available from SG Cowen Securities Corporation, 1221 Avenue of the Americas, 6th Floor, New York, New York 10020, or through ADP by fax at (631) 254-7268.

     A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

     I-Flow Corporation designs, develops and markets technically advanced, low-cost drug delivery systems and services that provide life-enhancing, cost-effective solutions for pain relief and intravenous therapy.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from current expectations. The prospectus supplement and related prospectus contain important information, and potential investors are urged to read these documents and other relevant documents filed by the Company with the Securities and Exchange Commission.

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